Exhibit 99.1
News Release
Amkor Provides Update on Certain Fourth Quarter 2008 Financial
Information
Chandler, Ariz., January 12, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR) today updated certain financial information for the fourth quarter ended December 31, 2008.
Fourth quarter net sales are expected to be down 23% to 25% from the third quarter of 2008. Net sales will be lower than the company’s previous guidance of a sequential decline of 15% to 20% announced on October 29, 2008 as a result of further weakness in consumer spending during the quarter and inventory management efforts by customers.
The company reaffirmed that gross margin for the fourth quarter of 2008 is expected to remain in its previously announced guidance range of 18% to 21%, despite the greater than anticipated sequential decline in net sales. However, gross margin is affected by a number of estimates and factors which are still being reviewed and the final gross margin for the fourth quarter could vary.
The company is in the process of performing impairment testing of the carrying value of goodwill on its balance sheet ($674 million at September 30, 2008). While the impairment testing process is on-going, Amkor expects that it will record an impairment charge for all or a substantial portion of its goodwill in the fourth quarter of 2008. The expected impairment is a non-cash charge to earnings and does not affect the company’s liquidity or cash flows from operating activities.
As previously announced, the company may from time to time purchase its outstanding notes for cash. During the fourth quarter of 2008 the company repurchased $78 million aggregate principal amount of its 2.5% convertible senior subordinated notes due May 2011 and $40 million aggregate principal amount of its 7.125% senior notes due March 2011 using $81 million of its cash on hand. The company expects to record a pre-tax gain on extinguishment of approximately $36 million in the quarter ended December 31, 2008. The $118 million debt repurchase will reduce net interest expense by approximately $8 million through maturity.
It is too early for the company to provide other 2008 fourth quarter financial information and therefore, it is neither updating nor reaffirming its prior guidance regarding net income.
The company expects to announce its fourth quarter and full year 2008 financial results on February 12, 2009 and will provide additional information and commentary during its regularly scheduled quarterly conference call.

About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, the following: statements regarding our expectations for net sales, gross margin, goodwill impairment charges and pre-tax gain on debt repurchases; the statements regarding reduction in net interest expense; and the statements regarding the repurchase of additional notes. These forward-looking statements contain estimates and involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the outcome of Amkor’s final accounting and audit, the highly unpredictable nature of the semiconductor industry; deteriorating market conditions; the effect of the financial crisis on credit markets, financial institutions, customers, suppliers and consumers; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; the effects of a recession in the U.S. and other economies worldwide; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the amount of the final award in our litigation with Tessera; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; our ability to reduce costs, and control capital spending, make prudent investments in technology and maintain pricing discipline; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Lynn Morgen
Corporate Vice President & CFO	MBS Value Partners
480-821-5000 ext. 5416	212-750-5800
jsolo@amkor.com	lynn.morgen@mbsvalue.com